Exhibit 3.1

FIVE STAR QUALITY CARE, INC.

ARTICLES SUPPLEMENTARY

Five Star Quality Care, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation that:

FIRST:             Under a power contained in Article V of the charter of the Corporation (the “Charter”), the Board of Directors, by duly adopted resolutions, reclassified and designated all 100,000 authorized but unissued shares of the Corporation’s Junior Participating Preferred Stock, par value $.01 per share, as shares of preferred stock, par value $.01 per share (the “Preferred Stock”), of the Corporation without further classification or designation, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of undesignated preferred stock as set forth in the Charter.

SECOND:        The foregoing shares of Preferred Stock have been reclassified and designated by the Board of Directors under the authority contained in the Charter.

THIRD:           These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH:       The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President, and attested to by its Assistant Secretary this 16th day of April, 2014.

ATTEST:	FIVE STAR QUALITY CARE, INC.

/s/ Katherine E. Potter	By:	/s/ Bruce J. Mackey Jr.
Name: Katherine E. Potter		Name: Bruce J. Mackey Jr.
Title: Assistant Secretary		Title: President